Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Worthington Industries, Inc.:

We consent to the incorporation by reference in the registration statements (Form S-8 No. 033-57981) pertaining to the Worthington Industries, Inc. Deferred Profit Sharing Plan; (Form S-3 No. 333-48627) pertaining to the Worthington Industries, Inc. Dividend Reinvestment and Stock Purchase Plan; (Form S-8 No. 033-38486) pertaining to the Worthington Industries, Inc. 1990 Stock Option Plan; (Form S-8 No. 333-42849) pertaining to the Worthington Industries, Inc. Amended and Restated 1997 Long-Term Incentive Plan; (Form S-8 No. 333-52628) pertaining to the Worthington Industries, Inc. Amended and Restated 2000 Stock Option Plan for Non-Employee Directors; (Form S-8 No. 333-109619) pertaining to the Worthington Industries, Inc. Amended and Restated 2003 Stock Option Plan; (Form S-8 No. 333-137614) pertaining to the Worthington Industries, Inc. Amended and Restated 2006 Equity Incentive Plan for Non-Employee Directors; (Form S-8 No. 333-126177) pertaining to the Dietrich Industries, Inc. Salaried Employees’ Profit Sharing Plan; and (Form S-8 No. 333-126183) pertaining to the Worthington Industries, Inc. Retirement Savings Plan for Collectively Bargained Employees, of our reports dated July 30, 2009, with respect to the consolidated balance sheets of Worthington Industries, Inc. and subsidiaries as of May 31, 2009 and 2008, and the related consolidated statements of earnings, shareholders’ equity, and cash flows for each of the years in the three-year period ended May 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of May 31, 2009, which reports appear in the May 31, 2009 annual report on Form 10-K of Worthington Industries, Inc.

/s/ KPMG LLP

Columbus, Ohio

July 30, 2009